Exhibit 99.1

FOR IMMEDIATE RELEASE

BUCA, Inc.	Investor Relations Contact:
1300 Nicollet Mall, Suite 5300	ICR
Minneapolis, MN 55403	Kathleen Heaney
www.bucainc.com	(203) 803-3585

BUCA, Inc. Announces First Quarter 2008

Comparable Restaurant Sales Decreased 2.5%

Minneapolis, Minnesota, April 8, 2008. BUCA, Inc. (NASDAQ: BUCA) today announced that Buca di Beppo comparable restaurant sales decreased 2.5% for the first quarter of fiscal 2008 as compared to the same period last year. The Company also announced that preliminary total revenue decreased 4.3% in the first quarter of fiscal 2008 to approximately $60.1 million as compared to $62.8 million in the same period of the prior year. The decrease in preliminary total revenue was primarily due to the decrease in comparable restaurant sales as well as the closure of four restaurants since the beginning of fiscal 2007, partially offset by the addition of New Year’s Eve to the first quarter of fiscal 2008 as compared to the same period of the prior year.

About the Company:

BUCA, Inc. owns and operates 89 highly acclaimed Italian restaurants under the name Buca di Beppo in 25 states and the District of Columbia.

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